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                                                                     Exhibit 4.3
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                              PAGING NETWORK, INC.
                     NONSTATUTORY STOCK OPTION AGREEMENT FOR
                               JOHN P. FRAZEE, JR.


        THIS AGREEMENT is entered into by and between Paging Network, Inc., a Delaware corporation (hereinafter the "Company"), and John P. Frazee, Jr. (hereinafter the "Optionee"), whose address is set forth on the execution page of this Agreement.

        WHEREAS, the Company wishes to grant a nonqualified stock option to the Optionee to purchase common stock of the Company so as to give him a proprietary interest in the Company's success and to retain and motivate him; and

        WHEREAS, the Optionee renders important services to the Company;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereby agree as follows:

                         PROVISIONS RELATING TO OPTIONS

1. ADMINISTRATION. This Agreement and the option granted hereunder shall be administered either by the Board of Directors of the Company (the "Board"), if each member of the Board is a disinterested person, or by a committee comprised of two or more directors of the Company who are disinterested persons and who are not employees of the Company or its parent or a subsidiary ("nonemployee directors"). The members of such committee shall be elected by the Board, which shall have the discretion to remove any member of the committee for any reason. Hereinafter, the term "Committee" shall mean the entity administering the Agreement pursuant to this paragraph, whether the administrator is the Board or a committee.

        This option is granted pursuant to this Agreement and is in all respects subject to the terms, conditions and definitions hereunder. Subject to such terms, conditions and definitions, the Committee shall have full power to construe and interpret this Agreement and to establish, amend and rescind rules and


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        regulations for its administration. The Optionee hereby accepts this option subject to all the terms and provisions of this Agreement and agrees that all decisions under and interpretations of the Agreement by the Board or Committee shall be final, binding and conclusive upon the Optionee and his heirs.

2. GRANT OF OPTION. The Company hereby grants to the Optionee the option to purchase from the Company upon the terms and conditions hereinafter set forth one hundred thousand (100,000) shares of the $.01 par value common stock of the Company (the "Common Stock") at the purchase price per share of $8.688. The date of grant of this option is the date set forth as such on the execution page of this Agreement, and is hereinafter referred to as the "Option Date."

3. TERM OF OPTION; EXERCISABILITY. The option shall become vested and exercisable in accordance with the vesting schedule set forth below, so long as the Optionee continues to perform services for the Company or any subsidiary or parent of the Company.

                  NUMBER OF SHARES                      DATE VESTED
                       50,000                          August 4, 1998
                       50,000                          August 4, 1999

        To the extent vested, the option shall be immediately exercisable in full or in part and shall remain exercisable until it expires on the tenth (10th) anniversary of the Option Date, unless the option is sooner terminated as hereinafter provided.

4.      OTHER CONDITIONS AND LIMITATIONS.

        (a) The Company shall register the Common Stock subject to this option on Form S-8 under the Securities Act of 1933, as amended. The option is granted on the condition that the purchase of Common Stock hereunder shall be for investment purposes and not with a view to resale or distribution, except that such condition shall be inoperative if the offering of Common Stock subject to the option is registered, or if in the opinion of counsel for the Company such Common Stock may be resold without registration. At the time of the exercise of the option or any installment thereof, the Optionee will execute such further agreements


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                as the Company may require to implement the foregoing condition and to acknowledge the Optionee's familiarity with restrictions on the resale of the shares under applicable securities laws.

        (b) The Company will furnish upon request of the Optionee such publicly available financial and other information concerning the Company and its business and prospects as may be reasonably requested by the Optionee in connection with the exercise of this option.

        (c) The option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the option shall be exercisable during the Optionee's lifetime only by the Optionee (or the Optionee's guardian or legal representative).

        (d) The Optionee shall have no rights as a stockholder or any claim to dividends with respect to any shares covered by this option until the date the option has been exercised and the full purchase price for such shares has been received by the Company.

5. EXERCISE OF OPTION. The option grant shall be exercisable for the full amount or for any part thereof and at such intervals or in such installments as the Committee may determine at the time it grants such option. Written notice of the exercise of the option or any installment thereof shall be given to the Company's Treasurer (or any other officer of the Company who is designated by the Company to accept such notices on its behalf), specifying the number of shares for which it is exercised.

        Payment shall be made in full at the time the option is exercised. Payment shall be made either by (i) cashier's or certified check, (ii) if permitted by the Committee, by delivery and assignment to the Company of shares of Common Stock having a value equal to the option price, or
        (iii) by a combination of (i) and (ii). The value of the Common Stock for such purpose shall be its fair market value as of the date the option is exercised, as determined in accordance with procedures to be established by the Committee.


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6.      WITHHOLDING. The Optionee hereby agrees that the exercise of the option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state or local law on account of such exercise.

7. STOCK DIVIDENDS; STOCK SPLITS; STOCK COMBINATIONS; RECAPITALIZATION. Appropriate adjustments shall be made in the number, kind, and option price of shares covered by this option, to the extent it is outstanding, to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the Option Date.

8. MERGER; SALE OF ASSETS; DISSOLUTION. Upon a Change in Control (as defined in the Optionee's Employment Agreement dated as of August 4, 1997, hereinafter the "Employment Agreement"), this option shall be immediately vested (subject to any applicable condition contained in the Employment Agreement).

9. TERMINATION OF OPTION. In the event that the Optionee ceases for any reason to be an employee of the Company or any parent or subsidiary of the Company at any time prior to exercise of this option in full, this option shall terminate in accordance with the following provisions:

        (a) if the Optionee ceases to be an employee of the Company of any parent or subsidiary of the Company by reason of resignation or other voluntary action of the Optionee before his retirement on or after age 55 or if the Company or any parent or subsidiary of the Company determines that it no longer wishes to engage the Optionee as an employee and makes such determination based on cause (as defined in the Employment Agreement), the optionee may, at any time within a period of thirty (30) days after he ceased to be an employee, exercise the option to the extent that the option was exercisable by him on the date on which he ceased to be an employee of the Company or any parent or subsidiary of the Company;


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        (b)     if the Optionee ceases to be an employee of the Company or any parent or subsidiary of the Company for any reason other than
                (i) cause (as defined in the Employment Agreement), (ii) death,
                (iii) disability (as defined in (c) below), or (iv) resignation or other voluntary action before his retirement on or after age 55, he may, at any time within a period of ninety (90) days after he ceased to be an employee, exercise the option to the extent that the option was exercisable by him on the date on which he ceased to be an employee of the Company or any parent or subsidiary of the Company;

        (c) if the Optionee ceases to be an employee of the Company or any parent or subsidiary of the Company because of a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), he may, at any time within a period of one (1) year after he ceases to be an employee, exercise the option to the extent that the option was exercisable by him on the date he ceased to be an employee of the Company or any parent or subsidiary of the Company; and

        (d) if the Optionee dies at a time when he might have exercised the option, then his estate, personal representative or beneficiary to whom it has been transferred by will or the laws of descent and distribution may at any time within a period of one (1) year after the Optionee's death exercise the option to the extent the optionee might have exercised it at the time of his death;

        provided, however, that this option may not be exercised to any extent by anyone after the date of expiration of the option under Paragraph 3, and provided, further, that this option may not be exercised to the extent not vested under Paragraph 3 at any time after the Optionee ceases to be an employee of the Company or any parent or subsidiary of the Company.




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                               GENERAL PROVISIONS

10.     DEFINITIONS.

        (a) The term "disinterested person" shall have, for purposes of this Agreement, the meaning ascribed to it in Rule 16b-3(c)(2)(i) under Section 16 of the Securities Exchange Act of 1934, as amended from time to time.

        (b) The term "parent" shall have, for purposes of this Agreement, the meaning ascribed to it under Section 424(e) of the Code and the regulations promulgated thereunder.

        (c) The term "subsidiary" shall have, for purposes of this Agreement, the meaning ascribed to it under Section 424(f) of the Code and the regulations promulgated thereunder. In addition, but solely for purposes of determining when an option will otherwise terminate due to the holder's termination of employment and only in the case of a holder who is not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise a director or officer of the Company or its subsidiaries (as defined in the preceding sentence), "subsidiary" shall include any other entity in which the Company or any of its subsidiaries (as defined in the preceding sentence) owns a significant equity interest, as determined by the Committee in its discretion.

11. MISCELLANEOUS. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or the Optionee with respect to the Optionee's continued performance of services for the Company or any parent or subsidiary of the Company. Nothing herein contained shall impose any obligation upon the Optionee to exercise the option. The Company makes no representation as to the tax treatment to the Optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option.

12. GOVERNING LAW. This agreement shall be subject to and construed in accordance with the law of the State of Delaware.



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        IN WITNESS WHEREOF, the Company and the Optionee have executed this agreement in duplicate as of the Option Date, as specified below.


PAGING NETWORK, INC.                            JOHN P. FRAZEE, JR.

By:  /s/ Levy Curry                             /s/ John P. Frazee, Jr.
     ----------------------------               -------------------------------
     Levy Curry
     Vice President                             5777 Prestwick
     Human Resources                            Dallas, TX  75252

Option Date: August 4, 1997